Exhibit 99.1

Oceaneering Reports First Quarter 2022 Results

HOUSTON, April 27, 2022 – Oceaneering International, Inc. ("Oceaneering") (NYSE:OII) today reported a net loss of $19.2 million, or $(0.19) per share, on revenue of $446 million for the three months ended March 31, 2022. Adjusted net loss was $6.4 million, or $(0.06) per share, reflecting the impact of $0.4 million of pre-tax adjustments associated with foreign exchange gains recognized during the quarter and $13.1 million of discrete tax adjustments, primarily due to changes in valuation allowances.

During the prior quarter ended December 31, 2021, Oceaneering reported net loss of $38.8 million, or $(0.39) per share, on revenue of $467 million. Adjusted net income was $5.0 million, or $0.05 per share, reflecting the impact of $30.6 million of pre-tax adjustments associated with the write-off of certain uncollectible accounts and foreign exchange losses recognized during the quarter and $19.6 million of discrete tax adjustments, primarily due to changes in valuation allowances.

Adjusted operating income (loss), operating margins, net income (loss) and earnings (loss) per share, EBITDA and adjusted EBITDA (as well as EBITDA and adjusted EBITDA margins), and free cash flow are non-GAAP measures that exclude the impacts of certain identified items. Reconciliations to the corresponding GAAP measures are shown in the tables Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share (EPS), EBITDA and Adjusted EBITDA and Margins, Free Cash Flow, 2022 Adjusted EBITDA and Free Cash Flow Estimates, Adjusted Operating Income (Loss) and Margins by Segment, and EBITDA and Adjusted EBITDA and Margins by Segment. These tables are included below under the caption Reconciliations of Non-GAAP to GAAP Financial Information.

Summary of Results
(in thousands, except per share amounts)

	For the Three Months Ended
	Mar 31,		Dec 31,

	2022	2021	2021

Revenue	$446,159	$437,553	$466,709
Gross Margin	45,480	56,657	79,163
Income (Loss) from Operations	(1,039)	13,783	(12,572)
Net Income (Loss)	(19,210)	(9,365)	(38,813)

Diluted Earnings (Loss) Per Share	$(0.19)	$(0.09)	$(0.39)

For the first quarter of 2022:
•Consolidated Adjusted EBITDA was $31.5 million
•Consolidated Operating Loss was $1.0 million
•Cash position decreased by $100 million, from $538 million to $438 million

As of March 31, 2022:
•Remotely Operated Vehicles (ROV): fleet count was 250; Q1 utilization was 53%; and Q1 average revenue per day on hire was $8,196
•Manufactured Products: backlog was $334 million

Re-confirmed guidance for 2022:
•Consolidated EBITDA of $225 million to $275 million
•Continued significant free cash flow generation in the range of $75 million to $125 million
•Increased growth capital expenditures as compared to 2021

Roderick A. Larson, President and Chief Executive Officer of Oceaneering, stated, "Our consolidated first quarter 2022 unfolded largely as expected as we experienced higher costs for hiring and training of personnel and mobilization of equipment in preparation for a significant activity increase anticipated for the remainder of 2022. These costs mostly impacted our energy segments. Nonetheless, each of our operating segments generated positive operating income and positive EBITDA in the quarter. Our Offshore Projects Group (OPG) segment experienced cost overruns on a project and schedule changes that affected the timing of project work, however, these impacts were largely offset by lower Unallocated Expenses and slightly improved results from our Aerospace and Defense Technologies (ADTech) segment. Consistent with our first quarter guidance, these factors resulted in consolidated adjusted EBITDA of $31.5 million, a significant decrease from the prior quarter. Based on our refreshed outlook for the year, we believe market conditions continue to be supportive of a robust ramp-up in activity and pricing improvements beginning in the second quarter and continuing for the remainder of the year. This outlook, coupled with increased vessel capacity during the remainder of the year, gives us the confidence to maintain our original EBITDA guidance range.

Segment Results:

"Our first quarter 2022 Subsea Robotics (SSR) operating income was significantly lower on a modest decrease in revenue, as compared to the fourth quarter 2021. Operations were impacted by seasonal factors, resulting in reduced ROV activity and increased costs associated with hiring, training, and asset preparedness for anticipated 2022 work. These factors resulted in a reduced EBITDA margin of 24% for the first quarter. We anticipate the work associated with these costs to materialize over the remainder of 2022 with EBITDA margins recovering as well.

"First quarter 2022 ROV days on hire were sequentially lower due to typically lower seasonal activity. Our ROV fleet use during the first quarter 2022 was 63% in drill support and 37% in vessel-based activity, versus fourth quarter 2021 use of 62% and 38%, respectively. Fleet utilization declined slightly, averaging 53% for the quarter, as compared to 55% for the fourth quarter 2021. Sequentially, average ROV revenue per day on hire of $8,196 was essentially flat.

"Manufactured Products first quarter 2022 operating income declined, as compared to the fourth quarter 2021 adjusted results, on a 20% decline in segment revenue. Operating income margin decreased to 3% in the first quarter of 2022, from an adjusted 9% margin in the fourth quarter 2021, primarily due to the inability to fully absorb fixed costs of the segment over a reduced revenue base. Our energy products businesses experienced good order intake in the first quarter, while bookings in our mobility solutions businesses continued to lag. Manufactured Products backlog was $334 million on March 31, 2022, compared to $318 million on December 31, 2021. Our book-to-bill ratio was 1.2 for the trailing 12 months, as compared to the book-to-bill ratio of 1.1 for the year ended December 31, 2021.

"Our first quarter 2022 OPG operating income declined sequentially, despite higher revenue. Operating income margin declined to 1% in the first quarter, from 8% in the fourth quarter 2021, due to cost overruns experienced on a project and lower-than-expected vessel utilization resulting from the aforementioned schedule changes that affected the timing of project work. As with our other offshore service businesses, we experienced higher costs in the first quarter of 2022 in connection with hiring and equipment readiness to prepare for expected higher activity during the remainder of 2022.

"Integrity Management and Digital Solutions (IMDS) first quarter 2022 operating income was lower than the fourth quarter 2021 on a 6% seasonal decrease in revenue. Operating income margin declined to 6% in the first quarter of 2022, from 10% in the fourth quarter 2021, primarily due to less efficient absorption of fixed costs.

"ADTech first quarter 2022 operating income improved sequentially on slightly lower revenue. Operating income margin of 15% improved over the 13% achieved for the fourth quarter 2021 due to favorable project mix.

"At the corporate level, for the first quarter of 2022, Unallocated Expenses of $31.3 million were lower than expected as we reduced spending to better align with our revenue streams.

Second Quarter 2022 Guidance:

"For the second quarter, as compared to the first quarter, we anticipate significantly higher activity levels and operating profitability improvement in our SSR and OPG segments, increased activity levels and operating profitability improvement in our IMDS and ADTech segments, and higher activity levels in our Manufactured Products segment. Unallocated Expenses are forecast to be in the mid-$30 million range. On a consolidated basis, sequentially, we expect second quarter 2022 results to improve significantly, with EBITDA in the range of $50 million to $70 million on higher revenue. This wider-than-usual range reflects uncertainty in the timing of certain anticipated product sales and project work, as well as attained levels of offshore utilization and pricing.

Full Year 2022 Guidance:

"For the full year of 2022, at the segment level, as compared to 2021, we forecast SSR operating results to improve on higher revenue, and EBITDA margin to average in the low 30% range. ROV fleet utilization is expected to be in the mid-60% range for the year. For Manufactured Products, we forecast higher operating results, on a significant increase in revenue, as compared to 2021, with backlog additions from 2021 resulting in significantly higher revenue in the second half of this year. We expect operating margin to be in the low- to mid-single-digit range, and our book-to-bill ratio is expected to be in the range of 1.0 to 1.2 for the full year. For OPG, we recently added vessel capacity to meet a forecasted increase in intervention, maintenance and repair (IMR) activity. We expect increased vessel utilization and pricing to improve OPG’s operating margins into the low- to mid-teen range for the remainder of the year. For IMDS, we forecast improved operating results on higher revenue with operating margin to be essentially flat as compared to 2021. And for ADTech, we expect slightly lower operating results on increased revenue with an annual operating margin in the mid-teens range. Unallocated Expenses are expected to average in the mid-$30 million range per quarter for the remainder of 2022. On a consolidated basis, we continue to expect full year 2022 EBITDA in the range of $225 million to $275 million.

Cash and Liquidity:

“Our use of cash in the first quarter was as planned and consistent with the quarterly trends we have experienced over the last few years. Similar to prior years, we project generating positive free cash flow in each of the remaining quarters of 2022 and maintain our expectation to generate free cash flow in the range of $75 million to $125 million for the full year of 2022. We continue to forecast our 2022 cash tax payments to be in the range of $40 million to $45 million, and our organic capital expenditures to total between $70 million and $90 million.

“Subsequent to quarter-end, we announced our entry into a new, undrawn $215 million senior secured revolving credit facility, replacing our prior facility, which should give us financial flexibility over the next four years. We remain committed to investing in growth, but at the same time plan to prioritize our investments to maximize our returns while maintaining our free cash flow profile."

This release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs, future expected business and financial performance and prospects of Oceaneering. More specifically, the forward-looking statements in this press release include the statements concerning Oceaneering’s: beliefs regarding the impact and timing of market conditions on activity and pricing improvements; stated increased vessel capacity during the remainder of the year; characterization and timing of anticipated activity for the remainder of 2022; anticipated work associated with increased Q1 SSR costs materializing and EBITDA margins recovering over the remainder of 2022; expected 2022 activity connected to higher Q1 OPG costs; backlog, to the extent backlog may be an indicator of future revenue or profitability; expectation that spending in second half of 2022 will better align with revenue streams; characterization of second quarter activity levels and operating profitability for all segments; forecasted second quarter Unallocated Expenses; expected second quarter 2022 consolidated results and EBITDA range; timing of certain anticipated product sales and project work, as well as attained levels of offshore utilization and pricing; expectations regarding full year 2022 segment results, including anticipated ROV fleet utilization, Manufactured Products book-to-bill range, OPG IMR activity, pricing, and vessel utilization, expected segment activity and timing and its basis, forecasted segment revenue, operating income, and EBITDA and operating income margins, and the associated comparisons and explanations; expected average range of Unallocated Expenses for the remainder of 2022; forecasted range for 2022 cash tax payments; forecasted 2022 organic capital expenditures range; expected 2022 free cash flow range and EBITDA range; commitment to prioritize investments to maximize returns while maintaining free cash flow profile; and characterization of demand, activity levels, market fundamentals, outlook, and financials as seasonal, strong, supportive, robust, significant, or flexible.
The forward-looking statements included in this release are based on our current expectations and are subject to certain risks, assumptions, trends, and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. Among the factors that could cause actual results to differ materially include: factors affecting the level of activity in the oil and gas industry, including worldwide demand for and prices of oil and natural gas, oil and natural gas production growth and the supply and demand of offshore drilling rigs; actions by members of OPEC and other oil exporting countries; decisions about offshore developments to be made by oil and gas exploration, development and production companies; the use of subsea completions and our ability to capture associated market share; general economic and business conditions and industry trends; the strength of the industry segments in which we are involved; the continuing effects of the COVID-19 pandemic and the governmental, customer, supplier, and other responses thereto; cancellations of contracts, change orders and other contractual modifications, force majeure declarations and the exercise of contractual suspension rights and the resulting adjustments to our backlog; collections from our customers; our future financial performance, including as a result of the availability, terms and deployment of capital; the consequences of significant changes in currency exchange rates; the volatility and uncertainties of credit markets; changes in tax laws, regulations and interpretation by taxing authorities; changes in, or our ability to comply with, other laws and governmental regulations, including those relating to the environment; the continued availability of qualified personnel; our ability to obtain raw materials and parts on a timely basis and, in some cases, from limited sources; operating risks normally incident to offshore exploration, development and production operations; hurricanes and other adverse weather and sea conditions; cost and time associated with drydocking of our vessels; the highly competitive nature of our businesses; adverse outcomes from legal or regulatory proceedings; the risks associated with integrating businesses we acquire; rapid technological changes; and social, political, military and economic situations in foreign countries where we do business and the possibilities of civil disturbances, war, other armed conflicts or terrorist attacks. For a more complete discussion of these and other risk factors, please see Oceaneering’s latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements. Except to the extent required by applicable law, Oceaneering undertakes no obligation to update or revise any forward-looking statement.
Oceaneering is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, manufacturing, and entertainment industries.

For more information on Oceaneering, please visit www.oceaneering.com.
Contact:
Mark Peterson
Vice President, Corporate Development and Investor Relations
Oceaneering International, Inc.
713-329-4507
investorrelations@oceaneering.com
- Tables follow on next page -

OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

		Mar 31, 2022	Dec 31, 2021
		(in thousands)
ASSETS
Current assets (including cash and cash equivalents of $438,019 and $538,114)		$1,142,721	$1,188,003
Net property and equipment		480,259	489,596
Other assets		279,017	285,260
Total Assets		$1,901,997	$1,962,859

LIABILITIES AND EQUITY
Current liabilities		$465,435	$501,161
Long-term debt		701,808	702,067
Other long-term liabilities		232,699	248,607
Equity		502,055	511,024
Total Liabilities and Equity		$1,901,997	$1,962,859

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended
	Mar 31, 2022	Mar 31, 2021	Dec 31, 2021
	(in thousands, except per share amounts)

Revenue	$446,159	$437,553	$466,709
Cost of services and products	400,679	380,896	387,546
Gross margin	45,480	56,657	79,163
Selling, general and administrative expense	46,519	42,874	91,735
Income (loss) from operations	(1,039)	13,783	(12,572)
Interest income	796	519	613
Interest expense, net of amounts capitalized	(9,443)	(10,407)	(9,058)
Equity in income (losses) of unconsolidated affiliates	294	534	(507)
Other income (expense), net	444	(1,453)	(5,547)
Income (loss) before income taxes	(8,948)	2,976	(27,071)
Provision (benefit) for income taxes	10,262	12,341	11,742
Net Income (Loss)	$(19,210)	$(9,365)	$(38,813)

Weighted average diluted shares outstanding	99,963	99,461	99,799
Diluted earnings (loss) per share	$(0.19)	$(0.09)	$(0.39)

The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Operations should be read in conjunction with the Company's latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

	For the Three Months Ended
	Mar 31, 2022	Mar 31, 2021	Dec 31, 2021
	($ in thousands)
Subsea Robotics
Revenue	$127,989	$119,119	$134,315
Gross margin	$21,958	$24,078	$28,199
Operating income (loss)	$11,552	$14,619	$21,012
Operating income (loss) %	9%	12%	16%
ROV days available	22,500	22,469	23,021
ROV days utilized	11,842	11,887	12,747
ROV utilization	53%	53%	55%

Manufactured Products
Revenue	$82,692	$86,825	$102,940
Gross margin	$11,002	$10,004	$36,516
Operating income (loss)	$2,643	$2,753	$(20,228)
Operating income (loss) %	3%	3%	(20)%
Backlog at end of period	$334,000	$248,000	$318,000

Offshore Projects Group
Revenue	$97,397	$89,234	$85,356
Gross margin	$7,737	$15,111	$12,846
Operating income (loss)	$666	$8,813	$6,754
Operating income (loss) %	1%	10%	8%

Integrity Management & Digital Solutions
Revenue	$56,570	$54,048	$60,469
Gross margin	$9,199	$8,209	$12,416
Operating income (loss)	$3,508	$2,474	$6,015
Operating income (loss) %	6%	5%	10%

Aerospace and Defense Technologies
Revenue	$81,511	$88,327	$83,629
Gross margin	$16,870	$22,110	$15,863
Operating income (loss)	$11,844	$16,839	$10,562
Operating income (loss) %	15%	19%	13%

Unallocated Expenses
Gross margin	$(21,286)	$(22,855)	$(26,677)
Operating income (loss)	$(31,252)	$(31,715)	$(36,687)

Total
Revenue	$446,159	$437,553	$466,709
Gross margin	$45,480	$56,657	$79,163
Operating income (loss)	$(1,039)	$13,783	$(12,572)
Operating income (loss) %	—%	3%	(3)%

The above Segment Information does not include adjustments for non-recurring transactions. See the tables below under the caption "Reconciliations of Non-GAAP to GAAP Financial Information" for financial measures that our management considers in evaluating our ongoing operations.

SELECTED CASH FLOW INFORMATION

	For the Three Months Ended
	Mar 31, 2022	Mar 31, 2021	Dec 31, 2021
	(in thousands)

Capital Expenditures, including Acquisitions	$19,319	$10,699	$14,383

Depreciation and Amortization:
Energy Services and Products
Subsea Robotics	$19,001	$22,952	$21,029
Manufactured Products	3,072	3,227	3,111
Offshore Projects Group	7,297	7,125	7,405
Integrity Management & Digital Solutions	1,030	1,124	1,091
Total Energy Services and Products	30,400	34,428	32,636
Aerospace and Defense Technologies	656	1,276	676
Unallocated Expenses	963	767	474
Total Depreciation and Amortization	$32,019	$36,471	$33,786

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION

In addition to financial results determined in accordance with U.S. generally accepted accounting principles ("GAAP"), this Press Release also includes non-GAAP financial measures (as defined under SEC Regulation G). We have included Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share, each of which excludes the effects of certain specified items, as set forth in the tables that follow. As a result, these amounts are non-GAAP financial measures. We believe these are useful measures for investors to review because they provide consistent measures of the underlying results of our ongoing business. Furthermore, our management uses these measures as measures of the performance of our operations. We have also included disclosures of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), EBITDA Margins, 2022 Adjusted EBITDA Estimates, and Free Cash Flow, as well as the following by segment: Adjusted Operating Income and Margins, EBITDA, EBITDA Margins, Adjusted EBITDA and Adjusted EBITDA Margins. We define EBITDA Margin as EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA Margins as well as Adjusted Operating Income and Margin and related information by segment exclude the effects of certain specified items, as set forth in the tables that follow. EBITDA and EBITDA Margins, Adjusted EBITDA and Adjusted EBITDA Margins, and Adjusted Operating Income and Margin and related information by segment are each non-GAAP financial measures. We define Free Cash Flow as cash flow provided by operating activities less organic capital expenditures (i.e., purchases of property and equipment other than those in business acquisitions). We have included these disclosures in this press release because EBITDA, EBITDA Margins and Free Cash Flow are widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry, and the adjusted amounts thereof (as well as Adjusted Operating Income and Margin by Segment) provide more consistent measures than the unadjusted amounts. Furthermore, our management uses these measures for purposes of evaluating our financial performance. Our presentation of EBITDA, EBITDA Margins and Free Cash Flow (and the Adjusted amounts thereof) may not be comparable to similarly titled measures other companies report. Non-GAAP financial measures should be viewed in addition to and not as substitutes for our reported operating results, cash flows or any other measure prepared and reported in accordance with GAAP. The tables that follow provide reconciliations of the non-GAAP measures used in this press release to the most directly comparable GAAP measures.

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

Adjusted Net Income (Loss) and Diluted Earnings (Loss) per Share (EPS)

	For the Three Months Ended
	Mar 31, 2022		Mar 31, 2021		Dec 31, 2021
	Net Income (Loss)	Diluted EPS	Net Income (Loss)	Diluted EPS	Net Income (Loss)	Diluted EPS
	(in thousands, except per share amounts)

Net income (loss) and diluted EPS as reported in accordance with GAAP	$(19,210)	$(0.19)	$(9,365)	$(0.09)	$(38,813)	$(0.39)
Pre-tax adjustments for the effects of:
Provision for Evergrande losses, net	—		—		29,549
Restructuring expenses and other	—		1,308		—
Foreign currency (gains) losses	(406)		1,861		1,082
Total pre-tax adjustments	(406)		3,169		30,631

Tax effect on pre-tax adjustments at the applicable jurisdictional statutory rate in effect for respective periods	90		(605)		(6,388)
Discrete tax items:
Share-based compensation	140		577		(2)
Uncertain tax positions	(632)		(16)		111
Valuation allowances	14,927		6,758		16,887
Other	(1,322)		2,275		2,593
Total discrete tax adjustments	13,113		9,594		19,589
Total of adjustments	12,797		12,158		43,832
Adjusted Net Income (Loss)	$(6,413)	$(0.06)	$2,793	$0.03	$5,019	$0.05
Weighted average diluted shares outstanding utilized for Adjusted Net Income (Loss)		99,963		100,480		101,206

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins

	For the Three Months Ended
	Mar 31, 2022	Mar 31, 2021	Dec 31, 2021
	($ in thousands)

Net income (loss)	$(19,210)	$(9,365)	$(38,813)
Depreciation and amortization	32,019	36,471	33,786
Subtotal	12,809	27,106	(5,027)
Interest expense, net of interest income	8,647	9,888	8,445
Amortization included in interest expense	200	303	865
Provision (benefit) for income taxes	10,262	12,341	11,742
EBITDA	31,918	49,638	16,025
Adjustments for the effects of:
Provision for Evergrande losses, net	—	—	29,549
Restructuring expenses and other	—	1,308	—
Foreign currency (gains) losses	(406)	1,861	1,082
Total of adjustments	(406)	3,169	30,631
Adjusted EBITDA	$31,512	$52,807	$46,656

Revenue	$446,159	$437,553	$466,709

EBITDA margin %	7%	11%	3%
Adjusted EBITDA margin %	7%	12%	10%

Free Cash Flow

	For the Three Months Ended
	Mar 31, 2022	Mar 31, 2021	Dec 31, 2021
	(in thousands)
Net Income (loss)	$(19,210)	$(9,365)	$(38,813)
Non-cash adjustments:
Depreciation and amortization	32,019	36,471	33,786
Other non-cash	592	(365)	31,244
Other increases (decreases) in cash from operating activities	(93,902)	(28,464)	113,778
Cash flow provided by (used in) operating activities	(80,501)	(1,723)	139,995
Purchases of property and equipment	(19,319)	(10,699)	(14,383)
Free Cash Flow	$(99,820)	$(12,422)	$125,612

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

2022 Adjusted EBITDA Estimates

	For the Three Months Ended
	June 30, 2022
	Low	High
	(in thousands)
Income (loss) before income taxes	$8,000	$26,000
Depreciation and amortization	32,000	34,000
Subtotal	40,000	60,000
Interest expense, net of interest income	10,000	10,000
Adjusted EBITDA	$50,000	$70,000

	For the Year Ended
	December 31, 2022
	Low	High
	(in thousands)
Income (loss) before income taxes	$62,000	$102,000
Depreciation and amortization	125,000	135,000
Subtotal	187,000	237,000
Interest expense, net of interest income	38,000	38,000
Adjusted EBITDA	$225,000	$275,000

2022 Free Cash Flow Estimate

	For the Year Ended
	December 31, 2022
	Low	High
	(in thousands)
Net income (loss)	$27,000	$44,000
Depreciation and amortization	125,000	135,000
Other increases (decreases) in cash from operating activities	(7,000)	36,000
Cash flow provided by (used in) operating activities	145,000	215,000
Purchases of property and equipment	(70,000)	(90,000)
Free Cash Flow	$75,000	$125,000

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

Adjusted Operating Income (Loss) and Margins by Segment

	For the Three Months Ended March 31, 2022
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$11,552	$2,643	$666	$3,508	$11,844	$(31,252)	$(1,039)

Adjusted Operating Income (Loss)	$11,552	$2,643	$666	$3,508	$11,844	$(31,252)	$(1,039)

Revenue	$127,989	$82,692	$97,397	$56,570	$81,511		$446,159
Operating income (loss) % as reported in accordance with GAAP	9%	3%	1%	6%	15%		—%
Operating income (loss) % using adjusted amounts	9%	3%	1%	6%	15%		—%

	For the Three Months Ended March 31, 2021
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$14,619	$2,753	$8,813	$2,474	$16,839	$(31,715)	$13,783
Adjustments for the effects of:
Restructuring expenses and other	395	537	149	217	10	—	1,308
Total of adjustments	395	537	149	217	10	—	1,308

Adjusted Operating Income (Loss)	$15,014	$3,290	$8,962	$2,691	$16,849	$(31,715)	$15,091

Revenue	$119,119	$86,825	$89,234	$54,048	$88,327		$437,553
Operating income (loss) % as reported in accordance with GAAP	12%	3%	10%	5%	19%		3%
Operating income (loss) % using adjusted amounts	13%	4%	10%	5%	19%		3%

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

Adjusted Operating Income (Loss) and Margins by Segment

	For the Three Months Ended December 31, 2021
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$21,012	$(20,228)	$6,754	$6,015	$10,562	$(36,687)	$(12,572)
Adjustments for the effects of:
Provision for Evergrande losses, net	—	29,549	—	—	—	—	29,549
Total of adjustments	—	29,549	—	—	—	—	29,549
Adjusted Operating Income (Loss)	$21,012	$9,321	$6,754	$6,015	$10,562	$(36,687)	$16,977

Revenue	$134,315	$102,940	$85,356	$60,469	$83,629		$466,709
Operating income (loss) % as reported in accordance with GAAP	16%	(20)%	8%	10%	13%		(3)%
Operating income (loss) % using adjusted amounts	16%	9%	8%	10%	13%		4%

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins by Segment

	For the Three Months Ended March 31, 2022
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$11,552	$2,643	$666	$3,508	$11,844	$(31,252)	$(1,039)
Adjustments for the effects of:
Depreciation and amortization	19,001	3,072	7,297	1,030	656	963	32,019
Other pre-tax	—	—	—	—	—	938	938
EBITDA	30,553	5,715	7,963	4,538	12,500	(29,351)	31,918
Adjustments for the effects of:
Foreign currency (gains) losses	—	—	—	—	—	(406)	(406)
Total of adjustments	—	—	—	—	—	(406)	(406)
Adjusted EBITDA	$30,553	$5,715	$7,963	$4,538	$12,500	$(29,757)	$31,512

Revenue	$127,989	$82,692	$97,397	$56,570	$81,511		$446,159
Operating income (loss) % as reported in accordance with GAAP	9%	3%	1%	6%	15%		—%
EBITDA Margin	24%	7%	8%	8%	15%		7%
Adjusted EBITDA Margin	24%	7%	8%	8%	15%		7%

	For the Three Months Ended March 31, 2021
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$14,619	$2,753	$8,813	$2,474	$16,839	$(31,715)	$13,783
Adjustments for the effects of:
Depreciation and amortization	22,952	3,227	7,125	1,124	1,276	767	36,471
Other pre-tax	—	—	—	—	—	(616)	(616)
EBITDA	37,571	5,980	15,938	3,598	18,115	(31,564)	49,638
Adjustments for the effects of:
Restructuring expenses and other	395	537	149	217	10	—	1,308
Foreign currency (gains) losses	—	—	—	—	—	1,861	1,861
Total of adjustments	395	537	149	217	10	1,861	3,169
Adjusted EBITDA	$37,966	$6,517	$16,087	$3,815	$18,125	$(29,703)	$52,807

Revenue	$119,119	$86,825	$89,234	$54,048	$88,327		$437,553
Operating income (loss) % as reported in accordance with GAAP	12%	3%	10%	5%	19%		3%
EBITDA Margin	32%	7%	18%	7%	21%		11%
Adjusted EBITDA Margin	32%	8%	18%	7%	21%		12%

`

RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL INFORMATION
(continued)

EBITDA and Adjusted EBITDA and Margins by Segment

	For the Three Months Ended December 31, 2021
	SSR	MP	OPG	IMDS	ADTech	Unallocated Expenses and other	Total
	($ in thousands)
Operating Income (Loss) as reported in accordance with GAAP	$21,012	$(20,228)	$6,754	$6,015	$10,562	$(36,687)	$(12,572)
Adjustments for the effects of:
Depreciation and amortization	21,029	3,111	7,405	1,091	676	474	33,786
Other pre-tax	—	—	—	—	—	(5,189)	(5,189)
EBITDA	42,041	(17,117)	14,159	7,106	11,238	(41,402)	16,025
Adjustments for the effects of:
Provision for Evergrande losses, net	—	29,549	—	—	—	—	29,549
Foreign currency (gains) losses	—	—	—	—	—	1,082	1,082
Total of adjustments	—	29,549	—	—	—	1,082	30,631
Adjusted EBITDA	$42,041	$12,432	$14,159	$7,106	$11,238	$(40,320)	$46,656

Revenue	$134,315	$102,940	$85,356	$60,469	$83,629		$466,709
Operating income (loss) % as reported in accordance with GAAP	16%	(20)%	8%	10%	13%		(3)%
EBITDA Margin	31%	(17)%	17%	12%	13%		3%
Adjusted EBITDA Margin	31%	12%	17%	12%	13%		10%